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                                  EXHIBIT 10.5

                                Tickets.com, Inc.
                               555 Anton Boulevard
                          Costa Mesa, California 92626

                                February 9, 2005

Ronald Bension
633 Inverness Drive
La Canada, CA  91011

            Re: Restated Change in Control Bonus

Dear Ron:

      The Compensation Committee of the Board of Directors of Tickets.com, Inc. (the "Company") has approved the amendment and restatement of your existing Change in Control Bonus Agreement dated August 16, 2004 (the "Prior Agreement"), which in turn superseded a similar agreement, to amend and clarify certain provisions of your change in control bonus program that provides you an opportunity to earn an incentive bonus if you remain employed with the Company through a change in control. This amended and restated agreement (the "Restated Agreement") sets forth the amended terms and conditions under which you will be entitled to receive such a bonus and supersedes the Prior Agreement. Capitalized terms used in this Restated Agreement shall have the meaning set forth in
Section II.

I.    BONUS

      A. The amount of your acquisition bonus will be determined by multiplying the Acquisition Proceeds by 2.5%.

      B. The amount of your acquisition bonus as calculated pursuant to the paragraph above will be payable only if you continue to provide Service through the effective date of the Qualifying Acquisition. For purposes of this Restated Agreement, you shall be deemed to have continued to provide Service through a Qualifying Acquisition if (1) you are an employee of the Company on the day on which the Qualifying Acquisition is deemed to have occurred, or (2) you are terminated by the Company without cause within sixty (60) days prior to the date the Qualifying Acquisition is deemed to have occurred. Your bonus payment will be subject to the Company's collection of all applicable federal, state and local income and employment taxes (the "Taxes") required to be withheld therefrom, and the bonus payment made to you shall accordingly be reduced by the amount of the Taxes withheld. In the event that the Company fails to pay your bonus to you within five (5) business days from the date such bonus becomes due, you shall be entitled to receive, in addition to your bonus, interest thereon at the rate of 10% per annum until the bonus is paid in full.

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      C. Your bonus payment will be paid at substantially the same time as and in the same form as the Company's stockholders are paid; except that, if the Qualifying Acquisition includes a Tender/Merger, your bonus payment will be paid upon the Qualifying Acquisition being deemed to have occurred, provided that any bonus amount attributable to a second-step merger which occurs after the Qualifying Acquisition is deemed to have occurred will be due and payable to you within five (5) business days following the closing of such merger. The Compensation Committee shall take whatever action necessary to effect this provision. You will be required to execute and deliver a general release in the form attached hereto as Exhibit A as a condition to your receiving any bonus under this Restated Agreement.

      D. Your bonus entitlement under this Restated Agreement will terminate, and you will cease to have any further benefit entitlements under this Restated Agreement, upon the receipt of the bonus payments that become due and payable to you in connection with the first transaction or series of related transactions constituting a Qualifying Acquisition. You will not be entitled to any additional bonus payments for any subsequent transactions that may otherwise satisfy the criteria for a Qualifying Acquisition.

II.   DEFINITIONS

      A. Acquisition Proceeds shall mean the following items of consideration (in cash, securities or other property) paid by the acquiring person or persons in effecting the Qualifying Acquisition:

            1. to the extent the Qualifying Acquisition is effected by a merger or consolidation or by the direct purchase of the Company's outstanding securities, the aggregate amount of consideration (valued at fair market value as reasonably determined by the Compensation Committee) payable to the holders of the Company's outstanding securities in acquisition of their stockholder interests; or

            2. to the extent the Qualifying Acquisition is effected by the purchase of all or substantially all of the Company's assets, the aggregate amount of consideration (valued at fair market value as reasonably determined by the Compensation Committee) paid to the Company in acquiring the Company's assets, excluding any liabilities of the Company assumed or discharged by the acquiring person or persons in connection with the Qualifying Acquisition, less any liabilities retained by the Company immediately following the Qualifying Acquisition.

            Notwithstanding the foregoing, in the event the Qualifying Acquisition includes a proposed tender offer for the shares of common stock of the Company and such tender offer is consummated or commenced and terminated because an insufficient number of shares are tendered, "Acquisition Proceeds" shall also include the total consideration which would have been paid to the holders of the Company's common stock if all outstanding shares had been tendered and acquired by the tenderor pursuant to the tender offer, provided that consideration for such shares is not otherwise included in the Acquisition Proceeds.

      B. Compensation Committee shall mean the Compensation Committee of the Board of Directors of the Company.

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      C. Qualifying Acquisition shall mean a change in ownership or control of the Company effected through any of the following transactions:

            1. a merger, consolidation or other reorganization unless securities representing 50% or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction;

            2. a sale, transfer or other disposition of all or substantially all of the Company's assets; or

            3. a transaction or series of related transactions approved or recommended by the Board of Directors of the Company (or committee of the Board) resulting in the acquisition, directly or indirectly, by any person or related group of persons (other than (i) a person that directly or indirectly controls, is controlled by, or is under common control with, the Company or (ii) General Atlantic Partners, LLC or any affiliate thereof), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of either (A) securities possessing more than 50% of the total combined voting power of the Company's outstanding securities or (B) securities possessing total combined voting power sufficient to elect a majority of the members of the Company's Board of Directors, from a person or persons; provided, however, if the transaction or series of related transactions approved or recommended by the Board of Directors of the Company (or committee of the Board) includes a proposed tender offer, to be followed by a second-step merger to acquire any shares that were not tendered (for purposes of this Restated Agreement, a "Tender/Merger"), then a "Qualifying Acquisition" for purposes of this Restated Agreement shall only be deemed to have occurred if and when one of the following has also occurred: (x) the consummation of the second-step merger of the Company with the other entity, (y) sixty (60) days have passed since the closing of the tender offer, or (z) ten (10) days have passed since the proposed tender offer has been abandoned or terminated pursuant to its terms.

      D. Service shall mean your service as a full-time employee of the Company.

III.  MISCELLANEOUS

      A. This Restated Agreement will in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

      B. Your interest in this Restated Agreement or any rights or interests pertaining hereto may not be transferred, assigned, pledged or encumbered, other than a transfer effected by will or the laws of inheritance following your death.

      C. This Restated Agreement will not confer any right upon you to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or your rights to terminate your Service at any time for any reason, with or without cause.

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      D. The provisions of this Restated Agreement will be governed by and construed in accordance with the laws of the State of California without resort to that State's conflict-of-laws rules. If any legal proceedings are necessary to enforce or interpret the terms of this Restated Agreement, or to recover damages for breach therefor, the prevailing party shall be entitled to reasonable attorneys' fees, as well as costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

      E. The liabilities and obligations of the Company under this Restated Agreement will be binding upon any successor corporation or entity that succeeds to all or substantially all of the assets and business of the Company by merger or other transaction, whether or not such transaction constitutes a Qualifying Acquisition.

      F. This Restated Agreement can only be amended in a written amendment executed by you and the Company.

      G. The Prior Agreement is hereby terminated and shall have no further force or effect.

      We hope that you find the benefits of this Restated Agreement to be a significant addition to your total compensation package that will encourage you to continue in the Company's employ and share in its future growth and financial success.

      We ask that you acknowledge your receipt of this Restated Agreement and your acceptance of the terms and conditions contained in it by signing and dating the Acceptance section below and returning it to Betsy Webb at the Company as soon as possible.

                                              Tickets.com, Inc.

                                              Name:  /s/ Christian O. Henry
                                                    ___________________________

                                              Title: Chief Financial Officer
                                                     __________________________

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                                   ACCEPTANCE

        I hereby acknowledge receipt of the Company's Restated Agreement, dated February 9, 2005, which set forth the terms and conditions governing a potential acquisition bonus tied to a future sale of the Company. I hereby agree to and accept all those terms and conditions, including, but not limited to, the termination of the Prior Agreement, and my entitlement to any actual bonus payment under the Restated Agreement shall be determined solely by the terms and conditions of such Restated Agreement.

                                              Signature: /s/ Ronald Bension
                                                         ______________________
                                                         Ronald Bension

                                              Dated: February 9, 2005

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                                                                       EXHIBIT A

                                 GENERAL RELEASE

            WHEREAS, the undersigned, _____________ (the "Executive"), is a party to that certain Restated Change in Control Bonus Agreement, dated as of February 9, 2005 (the "Bonus Agreement"), by and between the undersigned and Tickets.com, Inc., a Delaware corporation (the "Company"); and

            WHEREAS, pursuant to the terms of the Bonus Agreement, the undersigned, as a condition to the undersigned's receipt of the bonus provided for therein, must grant this general release of claims to the Company and the Company Parties (as such term is defined herein).

            NOW, THEREFORE, in consideration of the Executive's receipt of cash consideration in the form of the bonus pursuant to the terms of the Bonus Agreement, the Executive hereby agrees as follows:

            1. The Executive hereby acknowledges and agrees that upon receipt of the sum of $________, less applicable deductions and withholdings, either from the Company or from the escrow account established pursuant to that certain Change in Control Bonus Escrow Agreement, dated as of February __, 2005, by and among MLB Advanced Media, L.P. ("Parent"), U.S. Bank, N.A. as escrow agent and the individuals party thereto (the "Bonus Escrow Agreement"), in either case,
(a) such payment shall be in full satisfaction of all obligations to the Executive pursuant to the Bonus Agreement, and (b) the Bonus Agreement shall be terminated and rendered null and void and of no further force or effect.

            2. The Executive, for [himself] and [his] spouse, heirs, assigns, executors, administrators, personal representatives, successors, attorneys, and agents, if any, fully, finally and forever releases and discharges Parent, MLBAM Acquisition Corp. ("Purchaser"), the Company, all subsidiary and/or affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees, of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the Effective Time of the Merger (as such terms are defined in that certain Agreement and Plan of Merger, dated February __, 2005, by and among Parent, Purchaser and the Company); provided, however, that there is specifically excluded from such release and discharge:

                  i. Claims for indemnification pursuant to the Company's
            Certificate of Incorporation and/or Bylaws for acts or omissions in the Executive's capacity as an officer and/or director, or former officer and/or director, of the Company; and

                  ii. Claims related to obligations of the Company under or
            pursuant to those agreements, arrangements, contracts, plans or commitments (other than the Bonus Agreement) set forth on Schedule 1 of that certain Estoppel Certificate, dated February __, 2005, given by the Executive to each of Parent, Purchaser and the Company.
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            3. With respect to the matters released herein, the Executive expressly waives any and all rights under Section 1542 of the California Civil Code, and any like provision or principal of common law in any foreign jurisdiction. Section 1542 provides as follows:

            SECTION 1542. [CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE] A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

            Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all matters released herein, the Executive expressly acknowledges that this General Release is intended to include, without limitation, claims and causes of action which [he/she] does not know or suspect to exist in [his/her] favor at the time of execution hereof, and that this General Release contemplates extinguishment of all such claims and causes of action.

            4. Should any provision of this General Release and/or any attachments hereto become legally unenforceable, no other provision of this General Release and/or any attachments hereto shall be affected, and this General Release and any attachments shall be construed as if they had never included the unenforceable provision.

            5. Each of the parties acknowledge that this General Release was jointly negotiated and reviewed and approved by them and that they had the opportunity to consult with an attorney. The General Release shall not be construed by any court of law or equity against any party solely by virtue of any party having drafted this General Release.

            6. No Modifications Unless In Writing. The parties to this General Release agree that any modification of this General Release must be in writing signed by the Executive and the Company, and must refer specifically to this General Release and the provisions modified. No other modifications will be valid.
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            7. The provisions of this General Release are contractual and not a mere recital and this General Release is entered into by the Executive with full and complete knowledge and understanding of its contents and its implications.

            IN WITNESS WHEREOF, this General Release has been given as of ___________- __, 2005




By: /s/
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   Name:
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   Title:
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